AGREEMENT AND PLAN OF MERGER
                                      AMONG
                                 ERD WASTE CORP.


                             ENSA ACQUISITION CORP.

                                       AND

                     ENVIRONMENTAL SERVICES OF AMERICA, INC.

                             DATED JANUARY __, 1996

                                TABLE OF CONTENTS

                                                                       Page

DEFINITIONS..........................................................   1

ARTICLE I        THE MERGER..........................................   5

       SECTION 1.1      The Merger...................................   5
       SECTION 1.2      Capital Stock of EAC.........................   6
       SECTION 1.3      Capital Stock of ENSA........................   6
       SECTION 1.4      Stock Transfer Books.........................   7

ARTICLE II       COMMON STOCK CONVERSION AMOUNT; SERIES B
                 CONVERSION AMOUNT; CLOSING..........................   7

         SECTION 2.1    Payment of Common Stock Conversion Amount.....  7
         SECTION 2.2    Preferred Stock Conversion Amount.............  7
         SECTION 2.3    No Further Ownership Rights in ENSA Capital
                        Stock.........................................  8
         SECTION 2.4    Closing.......................................  8
         SECTION 2.5    Actions to be Taken at the Closing............  8

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF ENSA...............  9

         SECTION 3.1    Corporate Organization........................  9
         SECTION 3.2    Authority.....................................  9
         SECTION 3.3    Subsidiaries and Equity Investments........... 10
         SECTION 3.4    Capitalization................................ 10
         SECTION 3.5    No Violation; Consents and Approvals.......... 11
         SECTION 3.6    SEC Reports and Financial Statements of ENSA.. 12
         SECTION 3.7    Absence of Undisclosed Liabilities............ 12
         SECTION 3.8    Accounts Receivable........................... 13
         SECTION 3.9    Title to Property............................. 13
         SECTION 3.10   Intellectual Property......................... 14
         SECTION 3.11   Tax Matters................................... 15
         SECTION 3.12   Employee Matters.............................. 16
         SECTION 3.13   No Material Change............................ 17
         SECTION 3.14   Absence of Change or Event.................... 17
         SECTION 3.15   Litigation.................................... 19
         SECTION 3.16   Compliance With Law and Other Instruments..... 20
         SECTION 3.17   Insurance..................................... 24
         SECTION 3.18   Affiliate Interests........................... 24
         SECTION 3.19   Customers and Suppliers....................... 25
         SECTION 3.20   Absence of Questionable Payments.............. 25
         SECTION 3.21   Information Supplied.......................... 26
         SECTION 3.22   Section 203 of the DGCL Not Applicable........ 26
         SECTION 3.23   Disclosure.................................... 26

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF ERD AND EAC........ 26

         SECTION 4.1    Organization.................................. 26
         SECTION 4.2    Corporate Authority........................... 27

         SECTION 4.3    No Violation; Consents and Approvals.......... 27
         SECTION 4.4    Litigation.................................... 27
         SECTION 4.5    Disclosure.................................... 27

ARTICLE V        COVENANTS OF ENSA.................................... 28

         SECTION 5.1    Regular Course of Business.................... 28
         SECTION 5.2    Restricted Activities and Transactions........ 28
         SECTION 5.3    Preparation of the Proxy Statement............ 30
         SECTION 5.4    Stockholders' Meeting......................... 30
         SECTION 5.5    Access to Information......................... 30
         SECTION 5.6    Additional Agreements; Best Efforts........... 30
         SECTION 5.7    No Solicitation............................... 30
         SECTION 5.8    Advice of Changes; SEC Filings................ 31
         SECTION 5.9    Actions at Request of ERD..................... 31
         SECTION 5.10   Actions at Closing............................ 32

ARTICLE VI       COVENANTS OF EAC AND ERD............................. 32

         SECTION 6.1    Amendment of ERD Stock Option Plan............ 32
         SECTION 6.2    Registration of Employee Stock Options on
                        Form S-8...................................... 32
         SECTION 6.3    Best Efforts to Obtain Financing.............. 32
         SECTION 6.4    Confidential Information...................... 32
         SECTION 6.5    Actions at Closing............................ 32

ARTICLE VII      MUTUAL COVENANTS..................................... 33

         SECTION 7.1    Expenses...................................... 33
         SECTION 7.2    Public Announcements.......................... 33
         SECTION 7.3    Further Assurances............................ 33
         SECTION 7.4    Preparation of Required Filings............... 33
         SECTION 7.5    Representations to Remain Accurate............ 33

ARTICLE VIII     CONDITIONS TO OBLIGATIONS OF ERD AND EAC............. 34

         SECTION 8.1    Representations and Warranties................ 34
         SECTION 8.2    Performance of Covenants...................... 34
         SECTION 8.3    Update Certificate............................ 34
         SECTION 8.4    No Governmental or Other Proceeding or
                        Litigation.................................... 34
         SECTION 8.5    Approval of Stockholders of ENSA.............. 34
         SECTION 8.6    Opinion of Counsel............................ 35
         SECTION 8.7    Employment Agreements......................... 36
         SECTION 8.8    Investigation................................. 36
         SECTION 8.9    No Material Adverse Change.................... 36

ARTICLE IX       CONDITIONS TO THE OBLIGATIONS OF ENSA................ 36

         SECTION 9.1    Representations and Warranties................ 36
         SECTION 9.2    Performance of Covenants...................... 36
         SECTION 9.3    Update Certificate............................ 37

         SECTION 9.4    No Governmental or Other Proceeding or
                        Litigation.................................... 37
         SECTION 9.5    Opinion of Counsel............................ 37
         SECTION 9.6    Approvals of Stockholders of ENSA............. 38
         SECTION 9.7    Payment of Investment Banking Fee............. 38

ARTICLE X        TERMINATION.......................................... 38

         SECTION 10.1   Termination................................... 38
         SECTION 10.2   Certain Liabilities........................... 39

ARTICLE XI       POST CLOSING COVENANTS............................... 40

         SECTION  11.1  Deposit of Funds with Exchange Agent.......... 40
         SECTION  11.2  Mailing of Conversion Payments................ 40

ARTICLE XII      SURVIVAL OF REPRESENTATIONS AND WARRANTIES........... 40

         SECTION 12.1   Survival of Representations and Warranties.... 40

ARTICLE XIII     MISCELLANEOUS PROVISIONS............................. 40

         SECTION 13.1   Entire Agreement.............................. 40
         SECTION 13.2   Notices....................................... 41
         SECTION 13.3   Amendment..................................... 41
         SECTION 13.4   Nonwaiver..................................... 41
         SECTION 13.5   Counterparts.................................. 41
         SECTION 13.6   Assignment; Binding Nature; No
                        Beneficiaries................................. 42
         SECTION 13.7   Headings...................................... 42
         SECTION 13.8   Governing Law; Consent to Jurisdiction........ 42
         SECTION 13.9   Specific Performance.......................... 42
         SECTION 13.10  Severability.................................. 42
         SECTION 13.11  Construction.................................. 43

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into on January __, 1996, by and among ERD WASTE CORP., a Delaware corporation with offices at 356 Veterans Memorial Highway, Commack, New York 11725 ("ERD"), ENSA ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of ERD with offices at 356 Veterans Highway, Commack, New York 11725 ("EAC"), and ENVIRONMENTAL SERVICES OF AMERICA, INC., a Delaware corporation with offices at 937 East Hazelwood Avenue, Rahway, New Jersey 07065 (together with its subsidiaries, "ENSA").


                              W I T N E S S E T H :

                  WHEREAS, ENSA is engaged in the business of identifying, managing, treating, transporting, and disposing of, hazardous and non-hazardous wastes; remediation of hazardous waste sites; air quality testing and monitoring services; and providing consulting and technical support services related to the foregoing (the "Business");

                  WHEREAS, subject to and upon the terms and conditions set forth herein, ENSA, ERD and EAC desire to merge EAC with and into ENSA (the "Merger"); and

                  WHEREAS, ERD, EAC and ENSA intend, by approving the resolutions authorizing this Agreement, that this Agreement be treated as a plan of reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained and subject to the terms and conditions herein set forth, the parties hereto hereby agree as follows:


                                   DEFINITIONS

                  "Affiliate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act.

                  "Affiliate Agreements" has the meaning set forth in
Section 3.18(b).

                  "Benefit Plans" has the meaning set forth in Section 3.12.

                  "Certificate of Merger" means the certificate of merger substantially in the form attached hereto as Exhibit C and properly executed in accordance with the DGCL.

                  "Closing" has the meaning set forth in Section 2.4.

                  "Colin" means Jon Colin.

                  "Colin Employment Agreement" has the meaning set forth in Section 2.5(ii).

                  "Colin Option Agreement" has the meaning set forth in
Section 2.5(iv).

                  "Common Stock Conversion Amount" has the meaning set forth in Section 2.1.

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "Disinterested Stockholders of ENSA" means those stockholders of ENSA other than Colin, Jacobsen, Walter Barandiaran, Argentum Capital Partners, L.P., Environmental Venture Fund, L.P., ERD or Affiliates of any of them.

                  "Dissenting Shares" means shares of ENSA Common Stock and ENSA Preferred Stock as to which the holder has perfected his demand for dissenter's rights in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such holder's rights to an appraisal of such holder's shares thereunder.

                  "Effective Time of the Merger" has the meaning set forth in Section 1.1(d).

                  "Encumbrances" means pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options and restrictions of every kind.

                  "ENSA"  means   Environmental   Services  of  America,   Inc.,
including all of its subsidiaries, unless any such subsidiary is specifically mentioned or excluded in a provision of this Agreement.

                  "ENSA Common Stock" means shares of common stock of ENSA, par value $0.02 per share.

                  "ENSA Disclosure Letter" means the letter so captioned, dated as of the date of this Agreement, addressed to ERD, and delivered by ENSA to ERD and EAC at or prior to the signing of this Agreement.

                  "ERD" has the meaning set forth in the first paragraph of this Agreement.

                  "ERD Disclosure Letter" means the letter so captioned, dated as of the date of this Agreement, addressed to ENSA, and delivered by ERD to ENSA at or prior to the signing of this Agreement.

                  "ERISA" has the meaning set forth in Section 3.12.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended

                  "Exchange Agent" has the meaning set forth in Section 2.1.

                  "GAAP" means generally accepted accounting principles.

                  "Investment  Banking  Agreement"  has the meaning set forth in
Section 2.5.

                  "Jacobsen" means Joseph T. Jacobsen.

                  "Jacobsen  Employment  Agreement" has the meaning set forth in
Section 2.5(iii).

                  "Jacobsen  Option  Agreement"  has the  meaning  set  forth in
Section 2.5(v).

                  "Letter of Transmittal" has the meaning set forth in Section 2.1.

                  "Local Law" has the meaning set forth in Section 3.5.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects of ENSA.

                  "Merger" has the meaning set forth in the recitals of this Agreement.

                  "Permit" has the meaning set forth in Section 3.5.

                  "Permitted Encumbrances" means the encumbrances listed and briefly described in Section 3.9(a) of the ENSA Disclosure Letter.

                  "Person" means an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, trust and trustee, executor, administrator or other legal or personal representative or any government or agency or political subdivision thereof.

                  "Preferred Stock" means, collectively, the shares of Series A, Series B and Series C Preferred Stock of ENSA.

                  "Preferred Stock Conversion Amount" has the meaning set forth in Section 2.2 hereof.

                  "Proceedings" has the meaning set forth in Section 3.15.

                  "Property" has the meaning set forth in Section 3.16(b).

                  "Proxy Statement" has the meaning set forth in Section 3.21.

                  "Real Property" has the meaning set forth in Section 3.9.

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Documents" has the meaning set forth in
Section 3.6.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Series B Preferred Stock" means shares of ENSA's Series B Preferred Stock, par value $0.01 per share.

                  "Series C Preferred Stock" means shares of ENSA's Series C Preferred Stock, par value $0.01 per share.

                  "Subsidiaries" means, collectively, ENSI, Inc., TRI-S, Incorporated, Northeast Environmental Services, Inc., Environmental Services of America-IN, Inc., Environmental Services of America-MO, Inc. and ENSA Environmental, Inc.

                  "Surrendering Stockholder" has the meaning set forth in
Section 2.1.

                  "Surviving Corporation" has the meaning set forth in
Section 1.1(a).

                  "Takeover Proposal" has the meaning set forth in
Section 5.7.

                  "Taxes" has the meaning set forth in Section 3.11.

                  "Tax Returns" has the meaning set forth in
Section 3.11.

                  "Voting Debt" has the meaning set forth in Section 3.4.


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, including the fulfillment (or waiver) of all conditions to the obligations of the parties contained herein, at the Effective Time of the Merger and pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), the following shall occur:

                           (a) EAC shall be merged with and into ENSA, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence of EAC shall cease at the Effective Time of the Merger, and thereupon ENSA and EAC shall be a single corporation and the title to all property owned by ENSA and EAC, both real and personal, shall be vested in ENSA as the Surviving Corporation without reversion or impairment, and the Surviving Corporation shall have all liabilities of EAC and ENSA. Without limiting the generality of the foregoing, upon the Effective Time of Merger the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, subject to all the restrictions, liabilities and duties of ENSA and EAC; and all the rights, privileges, powers and franchises of ENSA and EAC, and all property, real, personal and mixed, and all debts due to ENSA or EAC on whatever account, as well for stock subscriptions as all other things in action or belonging to each of ENSA and EAC shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of ENSA and EAC, and the title to any real estate vested by deed or otherwise in ENSA or EAC shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of ENSA or EAC shall be preserved unimpaired, and all debts, liabilities and duties of ENSA and EAC shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                           (b) The certificate of incorporation of ENSA, in the form attached as Exhibit A to the ENSA Disclosure Letter, shall be the certificate of incorporation of the Surviving Corporation until amended as permitted by law.

                           (c) The By-Laws of ENSA, in the form attached as Exhibit B to the ENSA Disclosure Letter, shall be the by-laws of the Surviving Corporation until amended as permitted by law.

                           (d) As soon as practicable after the terms and conditions of this Agreement have been satisfied, on the Closing Date, the Certificate of Merger shall be filed with the office of the Secretary of State of the State of Delaware. The Merger shall become effective when the Certificate of Merger is so filed. The date and time when the Merger is effective is referred to in this Agreement as the "Effective Time of the Merger."

                  SECTION 1.2 Capital Stock of EAC. At the Effective Time of the
Merger, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $.001 per share, of EAC issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  SECTION 1.3 Capital Stock of ENSA. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of ERD, EAC, ENSA or any holder thereof:

                           (a) Each share of ENSA Common Stock outstanding immediately prior to the Effective Time of the Merger, other than Dissenting Shares and such shares, if any, as are held by ERD immediately prior to the Effective Time of the Merger, shall be converted into the right to receive the payments set forth in Section
         2.1. Until surrender of a certificate representing ENSA Common Stock as contemplated by Section 2.1, after the Effective Time of the Merger, such certificate shall be deemed to represent only the right to receive the Common Stock Conversion Amount set forth in Section 2.1.

                           (b) All shares of ENSA Series B and Series C Preferred Stock outstanding immediately prior to the Effective Time of the Merger, other than Dissenting Shares and such shares, if any, as are held by ERD immediately prior to the Effective Time of the Merger, shall be converted into the right to receive the payments set forth in
         Section 2.2. Until surrender of a certificate representing Series B or Series C Preferred Stock as contemplated by
         Section 2.2, after the Effective Time of the Merger, such certificate shall be deemed to represent only the right to receive the Preferred Stock Conversion Amount set forth in Section 2.2.

                           (c) All shares of ENSA Common Stock, Series B Preferred Stock and Series C Preferred Stock held by ERD or by ENSA as treasury stock shall be cancelled.

                           (d) Each authorized but unissued share of ENSA Common Stock shall cease to exist.

                  SECTION 1.4 Stock Transfer Books. At the close of business on the day prior to the Effective Time of the Merger, the stock transfer books of ENSA shall be closed and no transfer of ENSA Common Stock or Preferred Stock shall thereafter be made on such stock transfer books.


                                   ARTICLE II

                         COMMON STOCK CONVERSION AMOUNT;
                       SERIES B CONVERSION AMOUNT; CLOSING


                  SECTION 2.1 Payment of Common Stock Conversion Amount. As soon as practicable after the Effective Date of the Merger, each holder (other than ERD) of a certificate (or certificates), which immediately prior to the Effective Date of the Merger represented outstanding shares of ENSA Common Stock (a "Surrendering Stockholder") shall be entitled to receive, upon surrender of such certificate (or certificates) to an exchange agent to be appointed by EAC (the "Exchange Agent") in accordance with instructions set forth in a letter of transmittal addressed to the Exchange Agent (the "Letter of Transmittal"), cash in the amount of $1.69 per share of ENSA Common Stock (the "Common Stock Conversion Amount"). The Common Stock Conversion Amount shall be paid by check and shall be mailed to the address of such Surrendering Stockholder as indicated on ENSA's stock register or to such other address as such Surrendering Stockholder indicates in writing signed by such Surrendering Stockholder.

                  SECTION 2.2 Preferred Stock Conversion Amount. As soon as practicable after the Effective Date of the Merger, each holder (other than ERD) of a certificate (or certificates), which immediately prior to the Effective Date of the Merger represented outstanding shares of Series B Preferred Stock or Series C Preferred Stock (a "Surrendering Stockholder") shall be entitled to receive, upon surrender of such certificate (or certificates) to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, cash in the amount of $100 per share of Series B or Series C Preferred Stock (the "Preferred Stock Conversion Amount"). The Preferred Stock Conversion Amount shall be paid by check and shall be mailed to the address of such Surrendering Stockholder as indicated on ENSA's stock register or to such other address as such Surrendering Stockholder indicates in writing signed by such Surrendering Stockholder.

                  SECTION 2.3 No Further Ownership Rights in ENSA Capital Stock. The Common Stock Conversion Amount and the Series B Conversion Amount to be paid in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to the shares of ENSA Common Stock or ENSA Series B or Series C Preferred Stock, as the case may be.

                  SECTION  2.4  Closing.  Subject to the last  sentence  of this
Section 2.4 and Article 10 hereof, The consummation of the transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M., local time, on the fifth business day after the condition to the Closing set forth in
Section 8.5 hereof has been met at the offices of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, 919 Third Avenue, New York, New York 10022, or such other time and place as the parties may mutually agree. The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date. In the event a party hereto is entitled not to close on the scheduled date because a condition to the Closing set forth in Article VIII or IX hereof has not been met (or waived by the party entitled to waive it), such party may postpone the Closing from time to time, by giving at least five days prior notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen), subject to Article X.

                  SECTION 2.5 Actions to be Taken at the Closing. In addition to the satisfaction of the conditions and the actions to be taken at the Closing as set forth in Articles VIII and IX hereof, the following actions shall be taken at the Closing, each of which shall be conditioned on completion of all other actions to be taken at the Closing and all of which shall be deemed to have taken place simultaneously:

                  (i) ENSA shall pay the sum of $400,000 to Colin as consideration for the termination of his existing employment agreement with ENSA;

                 (ii)      EAC  and  Colin  shall   enter  into  an   employment
                           agreement in the form attached hereto as Exhibit 2.5(ii) (the "Colin Employment Agreement");

                (iii) EAC and Jacobsen shall enter into an employment agreement in the form attached hereto as Exhibit 2.5(iii) (the "Jacobsen Employment Agreement);

                (iv) ERD and Colin shall enter into a stock option agreement in the form attached hereto as Exhibit 2.5(iv) (the "Colin Option Agreement");

                 (v) ERD and Jacobsen shall enter into a stock option agreement in the form attached hereto as Exhibit 2.5(v) (the "Jacobsen Option Agreement");

                (vi) The board of directors of ENSA shall resign and shall appoint Joseph Wisneski and his designees to serve as the directors of ENSA;

               (vii) EAC shall file the Certificate of Merger with the Secretary of State of the State of Delaware; and

              (viii) ENSA shall pay the Argentum Group $100,000 pursuant to the terms of an investment banking fee agreement (the "Investment Banking Agreement") entered into between the Argentum Group and ENSA.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ENSA

                  ENSA hereby represents and warrants to each of EAC and ERD as follows:

                  SECTION 3.1 Corporate Organization. ENSA and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its organization and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned, leased or operated by it requires it to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on ENSA, or such Subsidiary. ENSA has heretofore delivered to ERD and EAC complete and correct copies of its and its Subsidiaries' Certificate of Incorporation and Bylaws, as currently in effect.

                  SECTION  3.2  Authority.  ENSA has full  corporate  power  and authority  to enter  into  this  Agreement  and,  subject  to  approval  of this
Agreement by the stockholders of ENSA in accordance with the applicable provisions of the DGCL and in accordance with the provisions of Section 8.5 of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by ENSA of this Agreement have been duly authorized by all requisite corporate action on the part of ENSA, subject to such approval of this Agreement by the stockholders of ENSA in accordance with the applicable provisions of the DGCL and in accordance with the provisions of Section 8.5 of this Agreement. This Agreement has been duly executed and delivered by ENSA, and (assuming due execution and delivery by ERD and EAC) this Agreement constitutes a valid and binding obligation of ENSA, enforceable in accordance with its terms.

                  SECTION 3.3 Subsidiaries and Equity Investments. Section 3.3 of the ENSA Disclosure Letter contains a list of all direct and indirect subsidiaries of ENSA. Except as disclosed in Section 3.3, ENSA does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest, including interests in partnerships and joint ventures.

                  SECTION 3.4 Capitalization. As of the date hereof, the authorized capital stock of ENSA consists of 10,000,000 shares of Common Stock, 4,000 Shares of Series A Preferred Stock, 12,000 Shares of Series B Preferred Stock and 20,000 shares of Series C Preferred Stock. As of the date hereof, 3,806,722 shares of ENSA Common Stock are issued and outstanding, no shares of Series A Preferred Stock, are issued and outstanding, 10,257.78 shares of Series B Preferred Stock are issued and outstanding and 3,200 shares of Series C Preferred Stock and issued and outstanding. All such issued and outstanding shares of ENSA Common Stock and Preferred Stock have been validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed in Section 3.4 of the ENSA Disclosure Letter, and except for the rights created pursuant to this Agreement and the issued and outstanding shares of ENSA Common Stock and Preferred Stock set forth herein, as of the date hereof, there are no (i) outstanding shares of capital stock, or any notes, bonds, debentures or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) ("Voting Debt"), of ENSA, (ii) outstanding options, warrants, calls, subscriptions or other rights of any kind to acquire, or agreements or commitments in effect to which ENSA is a party or by which it is bound obligating it to issue or sell, or cause to be issued or sold, any additional shares of capital stock or any Voting Debt, or granting any rights to obtain any benefit measured by the value of ENSA's capital stock (including without limitation, stock appreciation rights granted under any option plans) or (iii) outstanding securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or Voting Debt. ENSA is not committed to issue any such option, warrant, call, subscription, right or security, and after the Effective Time of the Merger, there will be no such option, warrant, call, subscription, right, agreement, commitment or security. There are no contracts, commitments or agreements relating to voting, purchase or sale of ENSA's capital stock or Voting Debt (including, without limitation, any redemption by ENSA thereof) (i) between or among ENSA and any of its stockholders and (ii) to the best of the ENSA's knowledge, between or among any of ENSA's stockholders.

                  SECTION 3.5 No Violation; Consents and Approvals. Except as set forth in Section 3.5 of the ENSA Disclosure Letter, neither ENSA nor any of its properties or assets is subject to or bound by any provision of:

                  (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                  (b) any provision of its articles or certificate of incorporation, bylaws, or similar organizational document;

                  (c) any (i) credit or loan agreement, mortgage, deed of trust, note, bond, indenture, license, concession, franchise, permit, trust, custodianship or other restriction, (ii) instrument, lease, obligation, contract or agreement other than those contemplated by clause (i), which, in the case of this clause (ii), individually involves the payment or receipt by ENSA on an annual basis of more than $25,000 or
         (iii) instruments, obligations, contracts or agreements, other than those contemplated by clause (i), which, in the case of this clause
         (iii), individually involve the payment or receipt by ENSA of more than $25,000 or collectively involve the payment or receipt by ENSA of more than $100,000; or

                  (d) any judgment,  order,  writ,  injunction  or decree;  that would impair, prohibit or prevent, or would be violated or breached by, or would result in the creation of any Encumbrance as a result of, or under which there would be a material default (with or without notice or lapse of time, or both) or right of termination, cancellation or acceleration of any material obligation or the loss of a material benefit as a result of, the execution, delivery and performance by ENSA of this Agreement and the consummation of the transactions contemplated hereby, except in the case of any municipal, county or township law, statute, rule, regulation, ordinance, administrative decision, license or permit ("Local Law or Permit"), where such event or occurrence is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA. Other than (i) the filing of the Certificate of Merger as provided in Section 1.1, (ii) the filing with the SEC of the Proxy Statement, (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (iv) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on ENSA and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), individual, corporation, partnership, trust or unincorporated organization (together with Governmental Entities, each a "Person") is required by or with respect to ENSA in connection with the execution, delivery and performance by ENSA of this Agreement and the consummation of the transactions contemplated hereby.

                  SECTION 3.6 SEC Reports and Financial Statements of ENSA. Except as set forth on Section 3.6 of the ENSA Disclosure Letter, ENSA has timely filed with the SEC, and has heretofore provided to ERD, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since the date ENSA became subject to the reporting requirements under Section 13 of the Exchange Act or (as such documents have been amended since the time of their filing, collectively, the "SEC Documents"). The SEC Documents, including without limitation any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. The financial statements of ENSA included in SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the financial position of ENSA as at the dates thereof and the results of its operations and cash flows.

                  SECTION 3.7 Absence of Undisclosed Liabilities. Except as and to the extent set forth in ENSA's Annual Report on Form 10-K for the year ended December 31, 1994, or as disclosed in the Form 10-Q for the nine month period ended September 30, 1995, or as disclosed in Section 3.7 of the ENSA Disclosure Letter, as of September 30, 1995, ENSA had no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the balance sheet of ENSA (including the notes thereto) as of such date. Since September 30, 1995, ENSA has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, not in the ordinary course of business or which would have, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.8 Accounts Receivable. The accounts receivable disclosed in SEC Documents as of September 30, 1995, and, with respect to accounts receivable created since such date, disclosed in any subsequently filed SEC Documents, or as accrued on the books of ENSA in the ordinary course of business consistent with past practices in accordance with GAAP since the last filed SEC Documents, represent and will represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial discounts, and the amount carried for doubtful accounts and allowances disclosed in each of such SEC Documents or accrued on such books is sufficient to provide for any losses which may be sustained on realization of the receivables.

                  SECTION 3.9   Title to Property.

                  (a) Except for the Permitted Encumbrances affecting personal property described in Section 3.9(a) of the ENSA Disclosure Letter, ENSA has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances securing indebtedness that is not, in the aggregate, greater than $10,000. ENSA owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of the business of, ENSA.

                  (b) The machinery, tools, equipment and other tangible physical assets of ENSA (other than items of inventory) are in good working order, except for normal wear and tear and except for such machinery, tools, equipment and other tangible physical assets that do not, in the aggregate, have a book value greater than $25,000, in the aggregate, and are in an operating condition sufficient to conduct the business of ENSA as now being conducted.

                  (c) Section 3.9(c) of the ENSA Disclosure Letter sets forth with specific reference to this Section each and every parcel of real property or interest in real estate owned, held under a lease or used by, or necessary for the conduct of the business of, ENSA (the "Real Property").

                  (d)      ENSA:

                           (i) owns and has good and marketable title in fee
                  simple to the Real Property designated as "owned
                  property" in Section 3.9(c) of the ENSA Disclosure Letter free and clear of all Encumbrances, except (A) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operations of ENSA, (B) liens for current taxes not yet due and payable and (C) Permitted Encumbrances affecting such Real Property and reflected in Section 3.9(a) of the ENSA Disclosure Letter;

                         (ii) with respect to the Real  Property  designated  as
                  "leased property" in Section 3.9(c) of the ENSA Disclosure Letter, and except as set forth in such Section, is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

                       (iii) has good and valid  rights of ingress and egress to
                  and from all the Real Property from and to the public street systems for all usual street, road and utility purposes.

                  (e) All of the buildings, structures, improvements and fixtures used by or useful in the business of ENSA, owned or leased by ENSA, are in a good state of repair, maintenance and operating condition and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would materially impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject ENSA to material liability under applicable law.

                  SECTION  3.10  Intellectual  Property.  Except as set forth on
Section 3.10 of the ENSA Disclosure Letter, ENSA owns or has valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of ENSA as currently conducted or as contemplated to be conducted; there is no assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect on ENSA; the conduct of the business of ENSA as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect on ENSA; and to the best knowledge of ENSA, there are no infringements of any proprietary rights owned by ENSA which, individually or in the aggregate, could have a Material Adverse Effect on ENSA.

                  SECTION 3.11 Tax Matters. Except as set forth in Schedule 3.11 to the ENSA Disclosure Letter:

                           (a) ENSA (or any predecessor)  and any  consolidated,
         combined, unitary, affiliated or aggregate group for Tax purposes of which ENSA (or any predecessor) is or has been a member (a "Consolidated Group") has, to the best of ENSA's knowledge, timely filed all Tax Returns required to be filed by it, has paid all Taxes shown on any Tax Return to be due in connection with or respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

                           (b) The reserves for Taxes (including deferred taxes)
         are  adequate  to  cover  all  Taxes  accruable   through  the  Closing
         (including Taxes being contested) in accordance with GAAP.

                           (c) To ENSA's knowledge, (i) no material claim for unpaid Taxes that are due and payable has become a lien against the property of ENSA or is being asserted against ENSA or any member of a Consolidated Group, (ii) no audit of any Tax Return of ENSA or any member of a Consolidated Group is being conducted by a Tax or other governmental authority and there are no pending or threatened audits, investigations or claims relating to any liability in respect of Taxes, and (iii) no extension of the statute of limitations relating to any Taxes is in effect with respect to ENSA or any member of a Consolidated Group. Within two weeks after the execution of this Agreement, ENSA will supplement Schedule 3.11 of the ENSA Disclosure Letter to provide the following information with respect to ENSA as of the most recent practicable date: (i) the tax basis of ENSA in the assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credits, unused foreign tax credits, or excess charitable contributions allocable to ENSA; (iii) all material Tax elections with respect to Taxes affecting ENSA; (iv) the amount of deferred gain or loss, if any, allocable to ENSA arising out of any deferred intercompany transaction (as such term is defined in Treas. Reg. ss. l.1502-13); and (v) a list of all income Tax Returns filed on or behalf of ENSA which indicates those tax returns that have been audited and the outcome of such audits and a copy of all Tax Returns filed on or behalf of ENSA for the taxable periods ending after 1991. Within two weeks after the execution of this Agreement, ENSA will notify ERD whether the remaining representations contained in the provisions that follow in this Section 3.11 are accurate or whether ENSA needs to supplement Section 3.11 of the ENSA Disclosure Letter to establish an exception with respect to any of such representations or warranties. ENSA is not a party to any agreement, contract, arrangement or plan that would result after the Closing (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. ENSA is not a party to any tax sharing agreement or any other agreement providing for payments by ENSA with respect to Taxes. ENSA is not obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income Tax purposes could be affected by the transactions contemplated hereunder. ENSA is not a "consenting corporation" under section 341(f) of the Code (or any corresponding provision of state, local or foreign law). ENSA is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. ENSA has not entered into any sale leaseback or any leveraged lease transaction. ENSA will not be required, as a result of a change in method of accounting, to include any adjustment under section 481 of the Code (or any corresponding provision of foreign law) in taxable income for any period after the Closing. ENSA does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer Tax.

                           As used herein, "Tax" or "Taxes" shall mean taxes,
fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation)
(i)income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto. As used herein, "Tax Return" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (including returns required in connection with any employee benefit plan). As used herein, the "Code" refers to the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

                  SECTION 3.12 Employee Matters. (a) With respect to each employee benefit plan (including, without limitation, any

"employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, employee-related insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "Benefit Plans"), maintained or contributed to by ENSA, ENSA has made available to ERD a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to a Benefit Plan subject to Title IV of ERISA, if any.

                  (b) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to ENSA's best knowledge, there exists no condition or set of circumstances in connection with which ENSA could be subject to any liability that is reasonably likely to have a Material Adverse Effect on ENSA (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

                  (c) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of ENSA, which obligations could have a Material Adverse Effect on ENSA.

                  (d) Except as set forth in Section 3.12(d) of the ENSA Disclosure Letter, ENSA is not a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice or union or collective bargaining agreement, (ii) agreement with any director, executive officer or key employee of ENSA the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving ENSA of the nature contemplated by this Agreement, or agreement with respect to any executive officer of ENSA providing any term of employment or compensation guarantee extending for a period longer than one year, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  SECTION 3.13 No Material Change. Since September 30, 1995, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ENSA.

                  SECTION 3.14 Absence of Change or Event. Except as contemplated by this Agreement or as disclosed in Section 3.14 of the Disclosure Letter, since September 30, 1995, ENSA has conducted its business only in the ordinary course and has not:

                           (a) incurred any  obligation or liability,  absolute,
                  accrued, contingent or otherwise, whether due or to become due, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

                           (b)   mortgaged,   pledged  or   subjected  to  lien,
                  restriction or any other Encumbrance any of its property, businesses or assets, tangible or intangible, of ENSA, except for liens arising in the ordinary course of business and consistent with prior practice to secure debt incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such liens, provided that (i) the principal amount of any debt secured by such lien does not exceed 100% of such purchase price or cost, (ii) such lien does not extend to or cover any other property other than such item of property and any improvements on such item and (iii) the incurrence of such debt was in the ordinary course of business and consistent with prior practice;

                           (c) except in the  ordinary  course of  business  and
                  consistent with prior practice, sold, transferred, leased or loaned to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), including the payment of any loans owed to any Affiliate, except for inventory sold to customers or returned to vendors in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value;

                           (d) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect on ENSA;

                           (e) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

                           (f) encountered any labor union organizing  activity,
                  had any actual or threatened employee strikes, or any work stoppages, slow-downs or lock-outs related to any labor union organizing activity or any actual or threatened employee strikes;

                           (g) instituted any  litigation,  action or proceeding
                  before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

                           (h) split, combined or reclassified any of its capital stock, or declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock;

                           (i) acquired, or agreed to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired, or agreed to acquire, any assets which are material, individually or in the aggregate, to ENSA, except for purchases of inventory in the ordinary course of business and consistent with prior practice;

                           (j) increased, or agreed or promised to increase, the
                  compensation of any officer, employee or agent of ENSA, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business and consistent with prior practice;

                           (k) except in the  ordinary  course of  business  and
                  consistent with prior practice, increased promotional or advertising expenditures or otherwise changed its policies or practices with respect thereto;

                           (l) made or changed any election concerning Taxes
                  or Tax Returns, changed an annual accounting period or adopted or changed any accounting method; or

                           (m) except in the  ordinary  course of  business  and
                  consistent with prior practice, filed any amended Tax Return or extended the applicable statute of limitations for any taxable period, received notification of an examination, audit or pending assessment with respect to Taxes, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

                  SECTION 3.15 Litigation. Except as specifically disclosed in the SEC Documents filed prior to the date hereof, there is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any court or arbitration tribunal against or involving ENSA or any of its properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to ENSA's best knowledge, threatened against or involving ENSA or any of its properties or assets or (iii) to ENSA's best knowledge, investigation or audit pending or threatened against or relating to ENSA or any of its properties or assets or any of its officers or directors (in their capacities as such) (collectively, "Proceedings") which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby. To ENSA's best knowledge, there are no existing facts or circumstances which could form a basis for any Proceeding which, if commenced, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ENSA, or would impair, prohibit or prevent the consummation of the transactions contemplated hereby.

                  SECTION 3.16 Compliance With Law and Other Instruments. To ENSA's best knowledge, except as set forth in Section 3.16 of the ENSA Disclosure Letter:

                  (a)  ENSA  and  its   properties,   assets,   operations   and
activities, have complied and are in compliance in all respects with all applicable federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees including, without limitation, health and safety statutes and regulations and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except, with respect to laws, rules, regulations, ordinances, orders, judgments and decrees other than those relating to Environmental Laws, the Foreign Corrupt Practices Act and applicable criminal statutes, where the failure to have complied or be in compliance is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA, or that would impair, prohibit or prevent the consummation of the transactions contemplated hereby. ENSA is not in violation of or in default under any terms or provisions of (i) its articles or certificate of incorporation, bylaws or similar organizational document, (ii) any credit or loan agreement, mortgage or security agreement, deed of trust, note, bond or indenture, or (iii) any other instrument, obligation, contract or agreement to which it is subject or by which it is bound, except, in the case of clauses (ii) and (iii), for violations or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA.

                  (b) To ENSA's best knowledge, (i) ENSA has obtained all Permits that are (A) required under all federal, state and local laws, rules, regulations, ordinances, orders, judgments and decrees, including, without limitation, the Environmental Laws, for the ownership, use and operation of each property, facility or location owned, operated or leased by ENSA (the "Property") or (B) otherwise necessary in the conduct of the business of ENSA, except for failures to obtain Permits (other than those that would result in the imposition of criminal sanctions) which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA and (ii) all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and ENSA is in full compliance with all terms and conditions of all such Permits, except for failures to be in compliance which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA.

                  (c) To ENSA's best knowledge, ENSA has heretofore delivered to ERD true and complete copies of all environmental studies in ENSA's possession relating to the Property or any other property or facility previously owned, operated or leased by ENSA.

                  (d) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, or to ENSA's best knowledge, investigation, proceeding, notice or demand letter pending relating to ENSA or the Property (or any other property or facility formerly owned, operated or leased by ENSA) or, to ENSA's best knowledge, threatened relating to ENSA or the Property (or any other such property of facility) and relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except for such actions, suits, demands, claims, hearings, notices of violation, proceedings, notices or demand letters which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA.

                  (e) Neither ENSA nor, to ENSA's best knowledge, any other Person has, Released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Property (or any other property or facility formerly owned, operated or leased by ENSA) except in the ordinary course of business of ENSA in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment, except where such Releases, placement, storage, burial or dumping of Hazardous Substances, Oils, Pollutants or Contaminants are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA.

                  (f) To ENSA's best knowledge, no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by ENSA) which could result in the assertion or creation of a lien on the Property by any Governmental Entity with respect thereto, nor has any such assertion of a lien been made by any Governmental Entity with respect thereto, except for such Releases, Cleanups or assertions of liens which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA.

                  (g) To ENSA's best knowledge, no employee of ENSA in the course of his or her employment with ENSA has been exposed to any Hazardous Substances, Oils, Pollutants or Contaminants or any other substance, generated, produced or used by ENSA which could give rise to any claim against ENSA, except for such claims which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA.

                  (h) ENSA has not received any notice or order from any Governmental Entity or private or public entity advising it that ENSA is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and ENSA has not entered into any agreements concerning such Cleanup, nor is ENSA aware of any facts which might reasonably give rise to such notice, order or agreement, except for such notices, orders or agreements which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA.

                  (i) To ENSA's best knowledge, and except for such items which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA, the Property does not contain any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCB's; (iv) underground injection wells; or (v) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

                  (j) To ENSA's best knowledge, with regard to ENSA and the Property (or any other property or facility formerly owned, operated or leased by ENSA), and except where the following are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ENSA, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by ENSA or a present or former facility of ENSA, of any Hazardous Substances, Oils, Pollutants or Contaminants.

                  (k) Other than as a contractor in the ordinary course of business, ENSA has not entered into any agreement that may require it to pay to, reimburse, guaranty, pledge, defend, indemnify or hold harmless any person for or against Environmental Liabilities and Costs. ENSA is not party to any suit or subject to any claim by any party that it has agreed to indemnify or hold harmless for or against Environmental Liabilities and costs.

                  (l)      The following terms shall be defined as follows:

                  "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

                  "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

                  "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, involving the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by ENSA or ENSA's Subsidiary, including, without limitation, any of the foregoing incurred in connection with the conduct of any Cleanup.

                  "Hazardous Substances, Oils, Pollutants or Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property, and when used as a verb, the occurrence of any Release.

                  SECTION 3.17 Insurance. The insurance policies in force with respect to the business and properties of ENSA, all of which are listed and briefly described in Section 3.17 of the ENSA Disclosure Letter, are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for material compliance with all requirements of law and all agreements to which ENSA is a party; are valid, outstanding and enforceable policies; and, to ENSA's best knowledge and belief, provide adequate insurance coverage for the assets and operations of ENSA.

                  SECTION 3.18 Affiliate Interests. (a) Except as disclosed by the SEC Documents, and except for services provided by ENSA's directors and executive officers in their capacities as such and the compensation paid therefor, Section 3.18 of the ENSA Disclosure Letter sets forth all amounts paid (or deemed for accounting purposes to have been paid) and services provided by ENSA to, or received by ENSA from, any Affiliate of ENSA since December 31, 1994 and all such amounts currently owed by ENSA to, or to ENSA by, any Affiliate of ENSA.

                  (b) Each contract, agreement, plan or arrangement between ENSA on the one hand and any Affiliate of ENSA on the other hand ("Affiliate Agreements") is disclosed in Section 3.18 of the ENSA Disclosure Letter. Except as disclosed in Section 3.18, each of the transactions described in Section 3.18(a) of the ENSA Disclosure Letter and each of the Affiliate Agreements was entered into in the ordinary course of business and on commercially reasonable terms and conditions.

                  SECTION 3.19 Customers and Suppliers. Except as disclosed by the SEC Documents or in Section 3.19 of the ENSA Disclosure Letter, no customer which individually accounted for more than 5% of ENSA's gross revenues during the 12 month period preceding the date hereof, and no supplier of ENSA, has canceled or otherwise terminated, or made any written threat to ENSA to cancel or otherwise terminate, its relationship with ENSA, or has at any time on or after September 30, 1995 decreased materially its services or supplies to ENSA in the case of any such supplier, or its usage of the services of ENSA in the case of any such customer, and to ENSA's best knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with ENSA or to decrease materially its services or supplies to ENSA or its usage of the services of ENSA, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of ENSA's gross revenues during the 12 month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to ENSA to cancel or otherwise terminate prior to a scheduled termination date, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship prior to a scheduled termination date with ENSA, and to ENSA's best knowledge, no such customer intends to cancel or otherwise terminate its relationship with ENSA or to decrease materially its usage of the services or products of ENSA. ENSA has not knowingly breached, so as to provide a benefit to ENSA that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of ENSA.

                  SECTION 3.20 Absence of Questionable Payments. Neither ENSA nor any director, officer, agent, employee or other Person acting on behalf of ENSA has used, or authorized the use of, any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act. Neither ENSA nor any current director, officer, agent, employee or other Person acting on behalf of ENSA, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

                  SECTION 3.21 Information Supplied. None of the information supplied or to be supplied by ENSA for inclusion or incorporation by reference in (i) the proxy statement in definitive form relating to the meeting of ENSA's respective stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of circumstances under which they are made, not misleading and (ii) the Proxy Statement or any amendment thereof or supplement thereto will, at the time of the meetings of ENSA's respective stockholders to be held in connection with the Merger, contain any untrue statement of a material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting of stockholders. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.


                  SECTION 3.22 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, apply to this Agreement, the Merger or the other transactions contemplated hereby.

                  SECTION 3.23 Disclosure. No representation or warranty by ENSA in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to ENSA which could have a Material Adverse Effect on ENSA, which has not been set forth in the SEC Documents or in this Agreement.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF ERD AND EAC


                  ERD and EAC represent and warrant to ENSA as follows:

                  SECTION 4.1 Organization. Each of ERD and EAC is a corporation duly incorporated, validly existing and in good standing under the laws of its state of organization and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  SECTION 4.2 Corporate Authority. Each of ERD and EAC has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of ERD and EAC of this Agreement have been duly authorized by all requisite corporate action on the part of ERD and EAC, respectively. This Agreement has been duly executed and delivered by each of ERD and EAC, and (assuming due execution and delivery by ENSA) this Agreement constitutes a valid and binding obligation of ERD and EAC, enforceable in accordance with its terms.

                  SECTION 4.3 No Violation; Consents and Approvals. Neither ERD, EAC nor any of their respective properties or assets, is subject to or bound by any provision of:

                  (a) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                  (b) any provision of its certificate of incorporation or by-laws; or

                  (c)      any judgment, order, writ, injunction or decree,

that would impair, prohibit or prevent, or would be violated or breached by, or under which there would be a material default (with or without notice or lapse of time, or both) as a result of, the execution, delivery and performance by each of ERD and EAC of this Agreement and the consummation of the transactions contemplated hereby, except in the case of any Local Law or Permit, where such event or occurrence is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on ERD.

                  SECTION 4.4 Litigation. There is no (i) outstanding consent, order, judgment, writ, injunction, award or decree of any court or arbitration tribunal against or involving ERD, or any of its properties or assets, (ii) action, suit, claim, counterclaim, litigation, arbitration, dispute or proceeding pending or, to ERD's knowledge, threatened against ERD, or any of its properties or assets or (iii) to ERD's knowledge, investigation or audit pending or threatened against or relating to ERD, or any of its respective properties or assets or any of its officers or directors (in their capacities as such), which, individually or in the aggregate, is reasonably likely to impair, prohibit or prevent the consummation of the transactions contemplated hereby.

                  SECTION 4.5 Disclosure. No representation or warranty by ERD or EAC in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.


                                    ARTICLE V

                                COVENANTS OF ENSA

                  ENSA hereby covenants and agrees as follows:

                  SECTION 5.1 Regular Course of Business. Except as otherwise consented to in writing by ERD, prior to the Effective Time of the Merger, ENSA shall carry on its business diligently and in the ordinary course only and, without limiting the generality of the foregoing, ENSA shall use its best efforts to (i) preserve its present business organization intact; (ii) keep available the services of its executive officers and any management or sales personnel and preserve its present relation- ships with distributors, customers, suppliers and other persons having business dealings with it; (iii) maintain its properties and assets (other than those disposed of in the ordinary course of business consistent with prior practice) in good repair and condition, except for ordinary wear and tear; and (iv) maintain its books of account and records in accordance with GAAP and in the usual, regular and ordinary manner and consistent with prior practice.

                  SECTION 5.2 Restricted Activities and Transactions. Except as specifically consented to in writing by ERD, prior to the Effective Time of the Merger, ENSA shall not:

                  (a)      amend its certificate of incorporation or by-laws;

                  (b) except pursuant to conversion rights or options in existence on the date hereof, (none of which conversion rights or options were issued or created since the end of ENSA's last fiscal year) issue, sell or deliver, or agree to issue, sell or deliver, any shares of any class of capital stock of ENSA, any securities convertible into any such shares or convertible into securities in turn so convertible or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities;

                  (c) encumber any of its properties or assets, except for Permitted Encumbrances;

                  (d) except in the ordinary course of business (and consistent with prior practice), (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) lease, sublease, sell or otherwise transfer, agree to lease, sublease, sell or otherwise transfer, or grant or agree to grant any preferential rights to lease or otherwise acquire, any of its properties or assets,
         (iv) make or agree to make any capital expenditure in excess of $25,000 in any individual case or $100,000 in the aggregate, (v) make or permit any amendment or termination of any Contract or (iv) terminate service to any customer;

                  (e) grant any increase in compensation to any employee (except in the ordinary course of business and consistent with prior practice), officer or director of ENSA or any sales agent, terminate any employment agreement or sales agency agreement with any sales agent or enter into any agreement to make any special bonus payment to or severance arrangement with any employee (except in the ordinary course of business and consistent with prior practice), officer, director or agent of ENSA;

                  (f) enter into or make any change in any employee benefit program, except as required by law;

                  (g) acquire control or ownership of any Person, or acquire control or ownership of the customer list or any other substantial portion of the assets of any Person, or merge, consolidate or otherwise combine with any other Person, or enter into any agreement providing for any of the foregoing;

                  (h) except in the ordinary course of business, change in any material respect any arrangement with any agent, distributor or material customer or supplier or change the accounting practices and principles utilized in the preparation of the Financial Statements or the method of recognition of revenue;

                  (i) except in the ordinary course of business, enter into or agree to enter into any transaction except for the settlement of ENSA's litigation with ENSR, Inc. as described in Section 3.14 of the ENSA Disclosure Letter;

                  (j) except as required for the Series B or Series C Stockholders, declare or pay any dividend or make any distribution on its capital stock in cash, stock or property, redeem, repurchase or otherwise acquire any shares of ENSA Common Stock or Preferred Stock;

                  (k) fail duly and timely (by the due date or any duly granted extension thereof) to file any Tax Reports or Tax Returns required to be filed with federal, state, local, foreign and other authorities; or

                  (l) unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefor, fail either
         (i) promptly to pay any Taxes that are shown on such returns or otherwise lawfully levied or assessed upon or payable by it or on or with respect to any of its properties or assets, or (ii) to withhold, collect and pay to the proper governmental authorities, or hold in separate bank accounts for such payment, any Taxes and other assessments that are required by law to be so withheld, collected and paid or so held.

For purposes of this Section 5.2, no action by ENSA involving, or for the direct or indirect benefit of, any Affiliated Person shall be considered an action in the ordinary course of business.

                  SECTION 5.3 Preparation of the Proxy Statement. ENSA shall promptly prepare and file with the SEC the Proxy Statement and shall use its best efforts to cause the Proxy Statement to be mailed to the stockholders of ENSA at the earliest practicable date.

                  SECTION 5.4 Stockholders' Meeting. ENSA shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption of this Agreement. ENSA will, through its Board of Directors, unanimously recommend to its stockholders approval of this Agreement and to solicit proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

                  SECTION 5.5 Access to Information. ENSA agrees that ERD and EAC may conduct such reasonable investigation with respect to the business, business prospects, assets, liabilities (contingent or otherwise), results of operations, employees and financial condition of ENSA as will permit ERD and ENSA to evaluate their interest in the transactions contemplated by this Agreement.

                  SECTION 5.6 Additional Agreements; Best Efforts. ENSA shall use its best efforts to take, or cause to be taken, all action and, to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate votes of the stockholders of ENSA, including cooperation fully with ERD and EAC, including by provision of information and making all necessary filings in connection with, among other things, any approvals required from Governmental Entities. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of ENSA shall take all such necessary action.

                  SECTION 5.7 No Solicitation. ENSA shall not, prior to April 10, 1996, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial adviser, attorney, accountant or other representative retained by it to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (b) agree to or endorse any Takeover Proposal. Notwithstanding the immediately preceding sentence, if ENSA shall not have breached the covenant provided by clause (a) of the immediately preceding sentence and a Takeover Proposal, or a written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall occur, then, to the extent necessary in the written opinion of legal counsel to ENSA or its Board of Directors consistent with the fiduciary obligations of ENSA's Board of Directors, ENSA and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of ENSA's Board of Directors, and such actions shall not be considered a breach of this Section 5.7 or any other provision of this Agreement. ENSA shall promptly advise ERD orally and in writing of any inquiries or Takeover Proposals. In the event the stock or assets of ENSA are sold to a third party making a Takeover Proposal, for consideration greater than the consideration to be paid by ERD pursuant to this Agreement, ENSA shall pay to ERD the sum of $100,000 as liquidated damages. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving ENSA and made by a Person other than ERD or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, ENSA other than the transactions contemplated by this Agreement, which is received by ENSA prior to the termination of this Agreement.

                  SECTION 5.8 Advice of Changes; SEC Filings. ENSA shall confer on a regular and frequent basis with ERD, report on operational matters and promptly advise ERD of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on ENSA. ENSA shall promptly provide ERD (or its counsel) copies of all filings made by it with any state or federal governmental entity in connection with this Agreement and the transactions contemplated hereby.

                  SECTION 5.9 Actions at Request of ERD. Between the date hereof and the Closing, the President of ERD shall be permitted to recommend to Colin that certain actions be taken by ENSA or that certain activities cease. In the event that Colin does not agree with such recommendation, the matter shall be resolved by a majority vote of a quorum of the board of directors of ENSA.

                  SECTION 5.10 Actions at Closing. ENSA shall take all actions required to be taken at Closing by the terms of this Agreement.

                                   ARTICLE VI

                            COVENANTS OF EAC AND ERD

                  EAC and ERD hereby covenant and agree as follows:

                  SECTION 6.1 Amendment of ERD Stock Option Plan. The board of directors of ERD shall authorize an amendment to its Employee Stock Option Plan to (i) increase the number of authorized options thereunder to [1,000,000] and
(ii) permit the grant of options to consultants, and shall recommend ratification of such amendment by ERD's stockholders at the next meeting of its stockholders.

                  SECTION 6.2 Registration of Employee Stock Options on Form S-8. Prior to the Closing Date, ERD shall file with the SEC a Form S-8 registration statement with respect to its employee stock option plan, and the shares and options covered thereby.

                  SECTION 6.3 Best Efforts to Obtain Financing. ERD shall use its best efforts to obtain financing on terms reasonably satisfactory to ERD's board of directors to enable ERD to pay the Common Stock Conversion Amount and the Preferred Stock Conversion Amount.

                  SECTION 6.4 Confidential Information. Each of ERD and EAC will hold and will cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning ENSA furnished to ERD and EAC in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by ERD or EAC prior to its disclosure to ERD or EAC by ENSA, (b) in the public domain through no fault of ERD or EAC or (c) later lawfully acquired by the ERD or EAC from other sources that are not under an obligation of confidentiality) and will not release or disclose such information to any other Person, except in connection with this Agreement to its lenders, auditors, attorneys, financial advisors and other consultants and advisors.

                  SECTION 6.5 Actions at Closing. Each of ERD and EAC shall take all actions required to be taken at Closing pursuant to the terms of this Agreement.


                                   ARTICLE VII

                                MUTUAL COVENANTS

                  Each of the parties to this Agreement hereby covenants and agrees, as to itself, as follows:

                  SECTION 7.1 Expenses. Each party shall pay all costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated; provided, however, ENSA shall not pay fees of its counsel in excess of $100,000 for services relating to the Merger without the written consent of ERD.

                  SECTION 7.2 Public Announcements. None of the parties hereto shall make any disclosure to the public concerning this Agreement or the transactions contemplated hereby other than with the express written consent of the other parties hereto, except as may be required by law, or by rule, regulation or announcement of a governmental or quasi-governmental agency. To the extent reasonably practicable, any press release proposed to be issued by any party hereto shall be submitted to the other parties hereto for approval, which approval shall not be unreasonably withheld or delayed.

                  SECTION 7.3 Further Assurances. Each party hereto agrees to execute and deliver such instruments and take such other actions as any other such party may reasonably request in order to carry out the intent of this Agreement.

                  SECTION 7.4 Preparation of Required Filings. ERD and EAC, on the one hand, and ENSA on the other hand, shall (a) cooperate with one another in determining whether any filings are required to be made or consents or approvals are required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated hereby and in making any such filings promptly and in seeking to obtain timely any such consents or approvals, and (b) use their best efforts to cause the satisfaction of the conditions within their control to the others' obligation at the Closing. The respective parties shall each furnish to one another and to one another's counsel all such information as may be required in order to fulfill the foregoing obligations.

                  SECTION 7.5 Representations to Remain Accurate. None of the parties hereto will take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of their respective businesses, or otherwise, which would cause any of the respective representations of the parties contained herein to be or become untrue in any material respect on or before Closing.


                                  ARTICLE VIII

                            CONDITIONS TO OBLIGATIONS
                                 OF ERD AND EAC

                  The obligations of ERD and EAC to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or to the waiver by them in the manner provided by Section 12.4, at or before the Closing, of each of the following conditions:

                  SECTION 8.1 Representations and Warranties. The representations and warranties of ENSA contained in this Agreement, including any schedule, exhibit or certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct.

                  SECTION 8.2 Performance of Covenants. ENSA shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  SECTION 8.3 Update Certificate. ERD shall have received favorable certificates, dated the Closing Date, signed by the President of ENSA as to the matters set forth in Sections 8.1 and 8.2.

                  SECTION 8.4 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits any transaction contemplated hereby or that would limit or affect EAC's or ENSA's ownership or operation of the business of ENSA; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against

ERD, EAC or ENSA that challenges the validity or legality, or that seeks to restrain the consummation, of the transactions contemplated hereby or that seeks to limit or otherwise affect ERD's or EAC's right to own or operate the business of ENSA; and no written advice shall have been received by ERD, EAC, ENSA or by any of their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect ERD's or EAC's ownership or operation of ENSA.

                  SECTION 8.5 Approval of Stockholders of ENSA. The Merger shall have been approved by the requisite number of shares of ENSA, including the approval of a majority of shares held by Disinterested Stockholders of ENSA.

                  SECTION 8.6 Opinion of Counsel. ENSA shall have delivered to ERD an opinion of Connolly, Epstein, Chicco, Foxman, Engelmyer and Ewing, dated the Closing Date and addressed to ERD, as to the following matters:

                           (i)   ENSA   and   each  of  its   subsidiaries   are
         corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation.

                         (ii) ENSA has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and Plan of Merger and all other agreements, certificates or instruments to be executed by ENSA in connection therewith (the "Other Agreements"). The execution, delivery and performance of the Agreement and Plan of Merger and the Other Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action by ENSA.

                       (iii)  Each of the  Agreement  and Plan of Merger and the
         Other Agreements has been duly executed and delivered by ENSA and (assuming each of the Agreement and Plan of Merger and the Other Agreements has been duly authorized, executed and delivered by each other party thereto) constitutes the valid and binding obligation of ENSA enforceable against ENSA in accordance with its terms, except that
         (i) enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                         (iv) To the best of our knowledge after due inquiry, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order to permit ENSA to perform its obligations under the Agreement and Plan of Merger and/or the Other Agreements.

                           (v) Neither the execution, delivery and performance of the Agreement and Plan of Merger or the Other Agreements, nor the consummation by ENSA of the transactions contemplated by the Agreement and Plan of Merger and the Other Agreements will conflict with, or result in a breach or violation of, any provision of the articles of incorporation or By-Laws of ENSA.

                  SECTION 8.7 Employment Agreements. Colin shall have executed and delivered to EAC the Colin Employment Agreement. Jacobsen shall have executed and delivered to EAC the Jacobsen Employment Agreement.

                  SECTION 8.8 Investigation. Neither any investigation of ENSA by ERD to be completed 45 days from the date hereof, nor the schedules or exhibits to this Agreement, nor any other document delivered to ERD as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the good faith judgment of ERD, reflect in a material adverse way on the assets, business, condition, financial or otherwise, or results of operations or prospects of ENSA; provided, however, that if ERD does not advise ENSA of such facts or circumstances prior to the 46th day from the date hereof the condition to Closing set forth in this Section 8.8 shall be deemed to be waived by ERD.

                  SECTION 8.9 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets, business, condition, financial or otherwise, results of operations or prospects of ENSA, whether in the ordinary course of business or otherwise, for any reason whatsoever, including, without limitation, as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and ENSA shall have delivered to ERD a certificate, dated the Closing Date, to such effect.

                                   ARTICLE IX

                          CONDITIONS TO THE OBLIGATIONS
                                     OF ENSA

                  The obligations of ENSA to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or to the waiver by ENSA in the manner contemplated by Section 12.4, at or before the Closing, of each of the following conditions:

                  SECTION 9.1 Representations and Warranties. The representations and warranties of ERD and EAC contained in this Agreement, including any schedule, exhibit or certificate delivered pursuant hereto shall be complete and correct as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be complete and correct.

                  SECTION 9.2 Performance of Covenants. ERD shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  SECTION 9.3 Update Certificate. ENSA shall have received a favorable certificate, dated the Closing Date, signed by [the President of ERD] as to the matters set forth in Sections 9.1 and 9.2.

                  SECTION 9.4 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect that restrains or prohibits any transactions contemplated hereby; no suit, action, investigation, inquiry or proceeding by an governmental body or other person or entity shall be pending or threatened against ERD, EAC or ENSA that challenges the validity or legality, or that seeks to restrain the consummation, of, the Merger; and no written advice shall have been received by ERD, EAC, ENSA or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger.

                  SECTION 9.5 Opinion of Counsel. ERD shall have delivered to ENSA an opinion of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, dated the Closing Date and addressed to ENSA, as to the following matters:

                           (i) ERD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                         (ii) EAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                       (iii) Each of ERD and EAC has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and Plan of Merger and all other agreements, certificates or instruments to be executed by ERD or EAC in connection therewith (the "Other Agreements"). The execution, delivery and performance of the Agreement and Plan of Merger and the Other
         Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action by each of ERD and EAC.

                         (iv) Each of the Agreement and Plan of Merger and the Other Agreements has been duly executed and delivered by ERD and EAC and (assuming each of the Agreement and Plan of Merger and the Other Agreements has been duly authorized, executed and delivered by each other party thereto) constitutes the valid and binding obligation of each of ERD and EAC enforceable against each of them in accordance with its terms, except that (i) enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (v) To the best of my knowledge after due inquiry, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order to permit ERD or EAC to perform their respective obligations under the Agreement and Plan of Merger and/or the Other Agreements, except those which have previously been obtained.

                         (vi) Neither the execution, delivery and performance of the Agreement and Plan of Merger or the Other Agreements, nor the consummation by ERD or EAC of the transactions contemplated by the Agreement and Plan of Merger and the Other Agreements will conflict with, or result in a breach or violation of, any provision of the articles of incorporation or By-Laws of ERD or EAC.

                  SECTION 9.6 Approvals of Stockholders of ENSA. The Merger shall have been approved by the requisite number of shares of ENSA, including the approval of a majority of shares held by Disinterested Stockholders of ENSA.

                  SECTION 9.7 Payment of Investment Banking Fee. At the Closing, ENSA shall have paid to The Argentum Group $100,000 pursuant to the terms of the Investment Banking Agreement .


                                    ARTICLE X

                                   TERMINATION

                  SECTION 10.1 Termination.

                  This Agreement may be terminated:

                  (a)      by the mutual consent in writing of ERD and ENSA;

                  (b) by ERD or by ENSA, at any time after April 10, 1996, (or such later date as shall have been agreed to in writing by ERD and
         ENSA) unless, prior to termination under this Section 10.1(b), this Agreement is terminated by ERD or ENSA pursuant to Section 10.1(c) below; or

                  (c) by ERD, if there has been a material misrepresentation by ENSA, or a material breach on the part of ENSA of any of their warranties or covenants set forth herein, or a material failure on the part of ENSA to comply with any of their other obligations hereunder; or by ENSA if there has been a material misrepresentation by ERD; or a material breach on the part of ERD of any of its warranties or covenants set forth herein, or a material failure on the part of ERD to comply with any of its other obligations hereunder; or

                  (d) by ERD, within 45 days after the date hereof, if its due diligence investigation shall disclose to ERD any fact or circumstances which, in the good faith judgment of ERD, reflect in a material adverse way on the assets, business, condition, financial or otherwise, or results of operations of ENSA as a result of which ERD shall determine, not to close hereunder. Failure or delay by ENSA in furnishing information reasonably requested by ERD pursuant to Section 5.5 shall extend such 45-day period for an amount of time equal to any such delay.

The exercise of the power of termination provided in this Section 10.1 shall be effective only after written notice thereof, signed on behalf of the party exercising such power by its duly authorized officer, shall have been given to the other parties. If this Agreement is terminated in accordance with this
Article X, the Merger shall be abandoned without further action by ENSA or ERD.

                  SECTION   10.2  Certain   Liabilities.   In  the  event  of  a
termination pursuant to Section 10.1(a) or 10.1(b)hereof, the transactions contemplated herein shall be abandoned without any liability or further obligation of any party to any other party to this Agreement but, in the case of a termination pursuant to any other subsection of Section 10.1 hereof, such termination shall be without prejudice to a party's remedies in respect of a breach, default or nonfulfillment of any representation, warranty, covenant or obligation hereunder by any other party to this Agreement occurring prior to the date of termination. In the event that any breach, default or nonfulfillment of any representation, warranty, covenant or obligation hereunder on the part of a party hereto shall have occurred, in addition to any other remedy, the non-defaulting party shall be entitled to seek and obtain an order of specific performance thereof against the defaulting party from a court of competent jurisdiction.


                                   ARTICLE XI

                             POST CLOSING COVENANTS

                  SECTION 11.1 Deposit of Funds with Exchange Agent. Within five
(5) business days following the Closing, EAC and ERD shall deposit with the Exchange Agent sufficient funds to pay to ENSA stockholders the amounts to which they are entitled to receive upon surrender of the certificates representing ENSA's Common Stock and Series B Preferred Stock ("Conversion Payments"), and shall cause the Letter of Transmittal to be mailed to each holder of record of ENSA Common Stock and Series B Preferred Stock, other than ERD and holders of Dissenting Shares.

                  SECTION 11.2 Mailing of Conversion Payments. ERD and EAC, jointly and severally, shall take all appropriate actions to cause Conversion Payments to be mailed to each ENSA stockholder within three (3) business days following receipt by the Exchange Agent of certificates representing shares converted into the right to receive the Conversion Payments and a duly executed Letter of Transmittal from such stockholder.


                                   ARTICLE XII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                            AND COVENANTS; INDEMNITY

                  SECTION 12.1 Survival of Representations and Warranties. The respective representations and warranties and covenants of ENSA, ERD and EAC contained in this Agreement or in any Exhibit or any certificate or other document delivered pursuant hereto shall survive until the Effective Time of the Merger and the consummation of the transactions contemplated by this Agreement. The representations and warranties contained in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that any other party to this Agreement and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

                  SECTION 13.1 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), together with the other documents and certificates delivered hereunder, state the entire agreement of the parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties and agreements which have induced this Agreement, except that any confidentiality agreements heretofore executed and delivered by the parties hereto shall not be so merged and shall continue in full force and effect. Each party agrees that in dealing with third parties no contrary representations will be made.

                  SECTION 13.2 Notices. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party: (a) by personal service upon such other party at such other party's address set forth on the signature pages of this Agreement; or (b) by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested, addressed to such other party at the address of such other party set forth on the signature pages of this Agreement; or (c) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party at the address of such other party set forth on the signature pages of this Agreement; or (d) by sending a copy thereof by facsimile to such other party at the facsimile number, if any, of such other party set forth on the signature pages of this Agreement.

                  In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon receipt. In the case of service by mail, such service shall be deemed complete upon reasonable proof of receipt. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other parties.

                  SECTION 13.3 Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by all of the parties hereto.

                  SECTION 13.4 Nonwaiver. No waiver by any party of any term, provision, covenant, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, covenant, representation or warranty (or of the breach of any other term, provision covenant, representation or warranty) contained in this Agreement on the same or any other occasion.

                  SECTION 13.5 Counterparts. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

                  SECTION 13.6 Assignment; Binding Nature; No Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

                  SECTION 13.7 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                  SECTION 13.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of [Delaware] applicable to contracts made and to be entirely performed therein. In the event of any controversy or claim arising out of or relating to this Agreement or any agreement entered into in connection herewith or the breach or alleged breach hereof or thereof. Each of the parties hereto agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 12.2 shall be deemed good, proper and effective service upon such party.

                  SECTION 13.9 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the covenants contained in this Agreement and the agreements entered into in connection herewith are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be enti- tled to an injunction or injunctions to prevent breaches of the covenants  contained  in this  Agreement  and  the  agreements  entered  into in connection herewith and to enforce specifically this Agreement and the agreements entered into in connection herewith in addition to any other remedy to which such other parties may be entitled at law or in equity, without proving damages or that monetary damages would not be an adequate remedy for such breach. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein or available hereunder shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein or available hereunder.

                  SECTION 13.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  SECTION 13.11 Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation", whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, (vi) "business day" means any day other than a day on which commercial banks in New York, New York are authorized or required by law to be closed for business, (vii) any reference to a party's "best efforts" or "reasonable efforts" shall not include any obligation of such party to pay, or guaranty the payment of, money or other consideration to any third party or to the imposition on such party or its Affiliates of any conditions reasonably considered by such party to be materially burdensome to such party or its Affiliates, and (viii) except as otherwise expressly provided herein, all dollar amounts are expressed in United States funds.

                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

                                        ENVIRONMENTAL SERVICES OF AMERICA,
                                          INC.


Attest:                                 By /s/   Jon Colin
                                           ----------------------------
/s/                                                 Jon Colin
----------------------------                        Title:
Assistant Secretary
Address:


Attn:

Facsimile No.:

                                           ERD WASTE CORP.


Attest:                                    By  /s/  Joseph Wisneski
                                              --------------------------
/s/                                                 Joseph Wisneski
--------------------------                          Title:
[Assistant] Secretary
Address:


Attn:

Facsimile No.:

                                           ENSA ACQUISITION CORP.


Attest:                                       /s/   Joseph Wisneksi
                                           By --------------------------
/s/                                                 Joseph Wisneski
--------------------------                          Title:
Assistant Secretary
Address:


Attn:

Facsimile No.: